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                          CUMETRIX DATA SYSTEMS CORP.
                               957 Lawson Street
                              Industry, California

                                                               November 26, 2001

VIA ELECTRONIC SUBMISSION
-------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

     Re: Cumetrix Data Systems Corp.
         Form SB-2 (file no. 333-58914)
         ------------------------------

Ladies and Gentlemen:

     We previously filed a registration statement on Form SB-2, file no. 333-58914. We hereby request that such registration statement be withdrawn at your earliest convenience. If you have any questions concerning this matter, please contact the undersigned or our counsel, Thomas A. Rose, Esq. (212-261-2006).

     Thank you for your assistance in this matter.

                                                     CUMETRIX DATA SYSTEMS CORP.

                                                     By:/s/ MAX TOGHRAIE
                                                        ------------------------
                                                        Max Toghraie,
                                                        Chief Executive Officer